Exhibit 9.1

January 29, 2025

Securities and Exchange Commission

100 F Street N.E

Washington, D.C. 20549

Dear Sirs/Madams:

RE:    Value Add Growth REIT IV, LLC.

We have read the section titled “Appointment of New Auditor and Termination of Engagement with Previous Auditor” of Value Add Growth REIT IV, LLC’s Form 1-A/A and are in agreement with the statements contained in paragraphs five through seven in that section, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements of Value Add Growth REIT IV, LLC contained within the Form 1-A/A.

Yours truly,

Fruci & Associates II, PLLC